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                                                               Exhibit 99.23(k)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 51 to Registration Statement No. 33-58846 on Form N-1A of our reports dated December 29, 2005 relating to the financial statements of Lord Abbett Securities Trust appearing in the Annual Reports to Shareholders of Lord Abbett Securities Trust for the year ended October 31, 2005 and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, all of which are part of such Registration Statement.

/s/Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
New York, New York
February 27, 2006